Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT
OF
NXP FUNDING LLC

This LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) dated as of September 22, 2006, is entered into between by Philips Semiconductors International B.V., a limited liability company incorporated under the laws of The Netherlands, as sole member (the “Member”).

RECITALS

A.       On September 11, 2006, the Certificate of Formation (the “Certificate”) of NXP Funding LLC (the “Company”) was filed with the Secretary of State of Delaware and the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (codified at Delaware Code Title 6, Section 18.101 et seq., the “Act”).

B.        The Member is the sole member of the Company.

C.        This Agreement is intended to serve as the limited liability company agreement of the Company within the meaning of the Act.

SECTION 1.  ORGANIZATION MATTERS AND CERTAIN DEFINITIONS

1.1       Name.

The name of the company is “NXP Funding LLC”. The company may conduct business under any other name approved by its members, subject to the filing of such fictitious name registrations as are required by law.

1.2       Perpetual Existence.

The Company shall have perpetual existence, beginning on the date of filing its Certificate of Formation (the “Certificate”), unless dissolved under Section 5.1.

1.3       Office and Agent.

The Company shall continuously maintain an office and registered agent in Delaware as required by the Act. The registered agent shall be as stated in the Certificate or as otherwise determined by the members.

1.4       Purpose of Company.

The purposes for which the Company has been formed shall include the engagement in any other lawful act or activity for which limited liability companies may be organized under the Act.

1.5       Membership Interests.

The membership interests are “securities” governed by Article 8 of the Uniform Commercial Code of the State of Delaware in effect from time to time. Such membership interests shall be evidenced by a membership certificate substantially in the form of Exhibit I hereto.

SECTION 2.  MEMBERS

2.1       Admission of Additional Members.

Members (or if more than one, a majority in interest of the members) may admit to the Company additional members who will participate in the management, net profits, net losses and distributions of the Company on such terms as are determined in writing by the members. A roster setting forth the name, address, tax identification number and percentage interest of each member shall be appended to this Agreement upon admission of any additional members.

2.2       Resignation of Members.

Provided that there is more than one remaining member, any member may resign as a member of the Company upon 30 days written notice to the remaining members, or such shorter period as the remaining member(s) may agree. Upon such resignation, such member shall have no further liability with respect to Company under the Act or otherwise.

2.3       Transfer and Assignment of Interest.

A member’s interest in the Company is freely transferable and assignable by the member, notwithstanding any provision to the contrary in the Act.

2.4       Actions by Member.

Any action required or permitted to be taken by the members pursuant to this Agreement or the Act may be taken by a consent in writing, setting forth the action so taken, signed by the members.

2.5       Limited Liability.

Except as required under the Act or as expressly set forth in this Agreement, no member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

SECTION 3.  CONTRIBUTION, ALLOCATIONS & DISTRIBUTIONS

3.1       Initial Contributions:

Each member will make an initial contribution consistent with its ownership interest in the Company, provided that, for so long as the Member remains the sole member of the Company, the Member may make capital contributions at such times and in such amounts as determined by the Member in its sole discretion.

3.2                   Additional Contributions.

No member shall be required to make any additional contributions to the Company.

3.3       Allocations of Net Profit and Net Loss.

All profit and loss of the Company shall be allocated to the members. If there is more than one member, net profit and net loss shall be allocated among the members as agreed by them in writing.

3.4       Distribution of Assets by the Company.

Except (i) as otherwise agreed in writing or (ii) as provided in Section 5.3 hereof, cash and other assets of the Company shall be distributed to the members in accordance with their interests in profit and loss.

SECTION 4.  MANAGEMENT AND CONTROL OF THE COMPANY

4.1       Management by Members.

The business and affairs of the Company shall be managed by the members. The members shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the members are hereby authorized and empowered to act through its officers and employees and other persons designated by the members in carrying out any and all of its powers and authorities under this Agreement, and to delegate any and all of the powers and authorities that the members possess under this Agreement to any of its officers and employees and to any other person designated by the members.

4.2       Officers.

The members shall have the power and authority to designate officers of the Company, who shall have such authority and perform such duties in the management of the Company as generally pertain to their respective offices, and shall have such other powers as the members may determine. The names and titles of the initial officers of the Company are as follows:

President	Peter van Bommel

Vice-President	Guido Dierick

Secretary	Jean Schreurs

Each such officer is hereby deemed to be an authorized person within the meaning of the Act. The members may remove any officer of the Company from office at any time.

4.3       Execution of Instruments.

All agreements, indentures, mortgages, deeds, conveyances, transfers, contracts, checks, notes, drafts, loan documents, letters of credit, undertakings and other instruments or documents may be signed, executed, acknowledged, verified, attested, delivered or accepted on behalf of Company by the members, by each of the officers of the Company appointed herein or by any other officers, employees or agents of Company authorized by the Member to so act.

SECTION 5.  DISSOLUTION AND WINDING UP

5.1       Conditions of Dissolution.

The Company shall dissolve upon the occurrence of any of the following events:

(1)                     Upon the entry of a decree of judicial dissolution pursuant to the Act;

(2)                     Upon the occurrence of the withdrawal, resignation, bankruptcy or dissolution of the Member (if it is the sole member) or the last remaining member (if there was more than one member); or

(3)                     Upon written agreement of the members if there is more than one member.

5.2       Winding Up.

Upon the dissolution of the Company, Company’s assets shall be disposed of and its affairs would up by the members.

5.3       Payment of Liabilities and Distribution of Assets Upon Dissolution.

After determining that all the known debts and liabilities of the Company have been paid or adequately provided for, the remaining assets shall be distributed to the Member or, if there is more than one member, among the members in accordance with their respective interests.

SECTION 6.  MISCELLANEOUS

6.1       Governing Law.

This Agreement shall be governed by the laws of Delaware (without regard to principles of conflicts of laws).

6.2       Amendment.

This Agreement may be amended by a written instrument executed by a majority in interest of members from time to time in their sole discretion.

IN WITNESS WHEREOF, the Members has executed this Agreement effective as of the date first above written.

Philips Semiconductors International B.V.

By:	/s/ G.R.C. Dierick
Name:	G.R.C. Dierick
Title:	SVP & General Counsel

[NXP Funding LLC Agreement Signature Page]